EXHIBIT 10.8(b)

AGREEMENT AND MUTUAL RELEASE

This Agreement and Mutual Release (the “Agreement”), by and between Donald F. Schenkel (“Employee”) and Tower Financial Corporation (“Company”) is intended to memorialize the agreed terms and conditions between the parties,  in connection with Employee’s retirement as an employee and officer of Tower and its subsidiaries.

(1)           Employee will retire as both an employee and as Chairman of Tower, as well as an employee and officer of Tower’s banking and other subsidiaries, effective 31 December 2009.

(2)           Employee, as an elected director of Tower, will remain a director of Tower to serve for the balance of his elected term.  Employee will also continue to serve as a director of Tower’s banking and trust subsidiaries, as well as a member of Tower Bank’s Loans and Investment Committee, all subject to re-nomination or re-appointment, as appropriate, in accordance with all applicable governance rules and procedures from time to time.

(3)           Employee will receive the following payments, on the following dates:

(a)           On 24 December 2009, a payment of $9,038.47, net of normal withholdings, in respect of his normal salary payment, together with a $100,000.00 payment, net of taxes, as the first of two installments, in respect of his discounted lump sum settlement of the early termination provisions of his November 2005 Employment Agreement, as amended July 2008 (the “Amended Employment Agreement”) and as set forth in Section 6(e) therein.

(b)           On 8 January 2010, a final payment of $8,134.62, net of taxes, in respect of nine days of his remaining pre-retirement base salary, together with a final installment payment of $189,050.00, net of taxes, in respect of Tower’s remaining early termination discounted lump sum settlement obligation to Employee pursuant to his Amended Employment Agreement.

(4)           Employee’s company car will be conveyed and re-titled to him, effective 31 December 2009, free and clear, with no consideration flowing from Employee; provided that Tower will report the sum of $14,000 as W-2 income to Employee for 2009, in addition to Employee’s regular W-2 charge for 2009 for his personal use of the car.

(5)           Employee will receive all remaining ordinary expense reimbursements, if any, for 2009, but expense reimbursements for periods beyond 31 December 2009 will cease.

(6)           Effective 1 January 2010, Employee will no longer be entitled to the use of office space and administrative assistance.

(7)           Regarding Employee’s SERP payments:

(a)           Employee’s first payment is subject to the six month delayed payment provisions of Section 409A of the Internal Revenue Code, and, accordingly, Employee will receive a cumulative lump sum initial payment of $91,437.50 of 8 July 2010, in respect of Tower’s SERP payment obligations commencing 1 January 2010, through 30 June 2010.

(b)           Commencing 5 August 2010, and on the first pay period of each calendar month thereafter, Employee will receive a monthly payment in the amount of $13,062.50 as his full “Accrued Benefit,” at attained age 68 ($156,750 annually), by reason of his “Separation from Service” pursuant to the SERP, as amended and restated in July 2008.

(8)           Employee must timely inform Tower, in writing, if he wishes, at a personal cost to him of $1,000 per month (subject to adjustment) to elect COBRA health insurance continuation coverage beyond 31 December 2009.

(9)           Employee must also, commencing 1 January 2010, timely notify Tower, in writing, if, pursuant to Section 8.g of his amended and restated SERP, he wishes to purchase up to $850,000.00 of Tower’s Company-owned life insurance on Employee’s life, at an amount, payable in cash, equal to the proportional cash surrender value of the policy relative to the face amount thereof.

(10)           Employee will retain his equity membership at the Fort Wayne Country Club, subject to his personal responsibility for dues payment and usage charges.  Tower does not warrant any federal or state income tax treatment in connection therewith.

(11)           Employee will, effective in 2010, begin to receive normal Tower Board of Director compensation, currently (but subject to change from time to time) as follows:

(a)           Annual retainer of $2,500.00 for Tower’s Board of Directors, and a like annual amount for Tower Bank’s Board and Tower Trust’s Board.

(b)           Per meeting fees of $500.00 for Tower’s Board of Directors.

(c)           Per meeting fees of $400.00 for Tower Bank’s Board of Directors, Tower Trust’s Board of Directors and any committee meetings of Tower Bank’s L & I Committee.

(12)           Employee and Tower hereby mutually agree that this Agreement and Mutual Release set forth all of the terms and conditions of Tower’s remaining obligations to Employee, subject only to the provisions hereof and of the operative terms and conditions, going forward, of the SERP, and that there are no other prior to concurrent terms, conditions or agreements between the parties, whether oral or in writing, relative to the subject matter hereof.

(13)           Employee and Tower hereby mutually agree that, except only as required under or contemplated by this Agreement or as required on a continuing basis under the terms of the SERP, neither of them have or retain, and, therefore, hereby fully release and discharge one another, including, in Employee’s case, Tower Bank and Tower Trust Company as third party beneficiaries hereof, and all of them, from any and all claims, causes of action or obligation, if any, heretofore existing or contemplated, whether actual or contingent and known or unknown, that either of them have, had or could assert against the other, arising out of Employee’s employment relationship with Tower or any of its subsidiaries, and whether involving one or more written agreements, oral agreements or otherwise.

Dated this 15th day of December, 2009.

/s/ Donald F. Schenkel
Donald F. Schenkel

TOWER FINANCIAL CORPORATION

/s/ Michael D. Cahill
By: Michael D. Cahill, CEO & President